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                                                                    Exhibit 10.1



                 LOAN REIMBURSEMENT AND SECURITY AGREEMENT

                                   DATED AS OF

                                SEPTEMBER 3, 2002

                                 BY AND BETWEEN

                      WONDERLAND GREYHOUND PARK REALTY, LLC

                                       AND

                           BOSTON FEDERAL SAVINGS BANK
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                                 LOAN AGREEMENT

      Agreement entered into this 3rd day of September, 2002 between Boston Federal Savings Bank, with offices at 17 New England Executive Park, Burlington, MA 01803 ("Lender"), Wonderland Greyhound Park Realty, LLC, a Delaware limited liability company with an address c/o The Westwood Group, Inc., 190 V.F.W. Parkway, Revere, MA 02151 ("Borrower") and The Westwood Group, Inc., a Delaware corporation with an address at 190 V.F.W. Parkway, Revere, MA 02151 ("Guarantor").

                                    RECITALS

      Whereas, pursuant to its commitment letter dated July 2, 2002 (the "Commitment Letter"), Lender is making a loan to Borrower on the date hereof in the principal amount of $6,500,000.00, to be secured by a mortgage on the land with the improvements thereon at 190 V.F.W. Parkway, Revere, Suffolk County, Massachusetts (the "Mortgaged Property"), and

      Whereas, pursuant to the terms of the Commitment Letter, Lender will make an initial advance of $5,400,000.00 of the loan proceeds, and will hold back the remaining $1,100,000.00 of the loan proceeds to be disbursed, if at all, upon satisfaction of the conditions set forth in this Loan Agreement, and

      Whereas, Century Bank and Trust Company ("Century Bank") has issued its Irrevocable Letter of Credit in the amount of $125,000.00 dated September 24, 2001, Letter of Credit No. 94045666, (the "Century Bank Letter of Credit") in favor of Borrower, for the benefit of Lumbermans Mutual Casualty Company ("Lumbermans"). The Century Bank Letter of Credit was issued pursuant to a letter of credit facility, which is evidenced by a Letter of Credit Agreement between Century Bank and Borrower dated as of October 13, 2000 (the "Letter of Credit Agreement"), and a Letter of Credit Promissory Note from Borrower to Century Bank dated as of October 13, 2000 in the principal amount of $125,000.00 (the "Letter of Credit Note"). Borrower's Liabilities' under the Letter of Credit Agreement and the Letter of Credit Note are secured by (i) a second mortgage from Borrower to Century Bank covering the Mortgaged Property (the "Letter of Credit Mortgage"), (ii) a guaranty by The Westwood Group, Inc. ("Guarantor") to Lender (the "Letter of Credit Guaranty") and (iii) other loan documents given by Borrower to Lender to secure the repayment of the Letter of Credit Note (collectively with the Letter of Credit Mortgage and the Letter of Credit Guaranty, the "Letter of Credit Security Documents").

      In consideration of the delivery by Lender to Century Bank of either (a) $125,000.00 of the Loan proceeds to be held
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by Century Bank as security for the repayment of the Letter of Credit Note or
(b) issuance by Lender in favor of Borrower for the benefit Century Bank a back-up Irrevocable Letter of Credit in the amount of $125,000.00 (the "Boston Federal Letter of Credit"), Century Bank has agreed to discharge the Letter of Credit Mortgage.

                                    AGREEMENT

      Now, therefore, for valuable consideration, the receipt and sufficiency of interest are hereby acknowledged, Borrower, Guarantor and Lender agree as follows:

1.    Definitions

      The terms used below shall have the meanings there indicated. All other terms are defined in the Mortgage.

Loan Amount:      $6,500,000.00, or so much thereof as is advanced from
                  Lender to Borrower in accordance with the terms hereof.

Loan:             The loan evidenced and secured by the Loan Documents.

Commitment:       The commitment from Lender to Borrower dated July 2, 2002

Note: The promissory note from Borrower to Lender of even date in the Loan Amount.

Mortgage:         The mortgage and security agreement from Borrower to Lender encumbering the Mortgaged Property, which secures
                  Borrower's payment and performance Liabilities' under the Loan Documents.

Mortgaged
Property:         The land with the buildings and improvements thereon
                  situated at 190 V.F.W. Parkway, Revere, Suffolk County,
                  Massachusetts, more particularly described in the Mortgage.


Guaranty:         The guaranty from the Guarantor to Lender guaranteeing all of the Borrower's payment and performance obligations under the Loan Documents.


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Loan
Documents:        This Loan Agreement, the Commitment, the Note, the
                  Mortgage, the Guaranty, and all other documents defined in the Mortgage as Loan Documents.

Holdback
Funds:            The $1,100,000.00 of the proceeds of the Loan described in
                  Section 9 hereof.

2.    Agreement to Lend and Borrow

      Lender agrees to lend, Borrower agrees to borrow, and Guarantor agrees to guaranty, the Loan Amount subject to the terms and conditions of the Loan Documents.

3.    Conflicts among Documents.  Omitted.

4.    Financial Information and Reporting.

      Borrower will furnish to Lender each year during the term of the Loan (i) within ninety (90) days after the end of Borrower's fiscal year, in form and substance reasonably satisfactory to Lender, financial statements of Borrower as of the close of Borrower's most recent fiscal year, (ii) within thirty (30) days after the same have been filed, completed and executed federal and state tax returns of Borrower and any Guarantor of the Loan for the previous year, (iii) within ninety (90) days after the end of Borrower's fiscal year, a rent roll, an operating statement for the Mortgaged Property held as collateral for the Loan and a Certificate of Covenant Compliance, all certified by Borrower and each Guarantor to be true, accurate and complete in all material respects. Each financial statement shall be prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"). Each Borrower and each Guarantor shall furnish to Lender such additional financial information and documentation with respect to its or any Guarantor's financial condition as the Lender may from time to time reasonably request in writing, including without limitation copies of all leases and an operating statement for the Mortgaged Property held as collateral for the Loan.

5.    Collateral for Loan.

      The Borrower hereby agrees that, except as consented to by the Lender in writing, and except as otherwise provided in the Mortgage, it shall not (i) convey, sell, assign, mortgage, encumber, pledge or transfer in any manner the Borrower's legal, beneficial or membership interests in Borrower or any and all collateral securing the Loan, or (ii) incur or become liable for any additional indebtedness (except in the ordinary course of business), for so long as the Note and the other

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Loan Documents are in effect and the obligations of the Borrower hereunder are still outstanding.

6.    Covenants.

(a) Debt Service Ratio. The Borrower shall at all times during the term of the Loan maintain a Debt Service Ratio (as hereinafter defined) of 1.50:1.0. This covenant shall be tested annually at fiscal year end commencing December 31, 2002 based on the Mortgaged Premises held as collateral for the Loan.

            As used herein the term Debt Service Ratio shall mean the ratio of Net Operating Income (as herein defined) of Borrower to Debt Service Charges (as herein defined) of Borrower. The term "Net Operating Income" with respect to Borrower shall mean Revenues (as herein defined) of Borrower less Expenses (as herein defined) for the applicable year. The term "Debt Service Charges" shall mean the sum of interest and principal due and payable with respect to the Note by Borrower for the applicable year. The term "Revenues" shall mean the sum of all rents and other payments to be received by Borrower based on signed leases during the applicable yearly period in connection with the operation of the Mortgaged Premises in the ordinary course of business in respect of the following items:

                  (i) rentals, including minimum or base rent, percentage rent, and rent attributable to recovery of tenant improvements costs received from tenants (exclusive of security deposits) occupying space in the Mortgaged Premises during such period and utilizing a zero (0%) percent vacancy factor;

                  (ii) cash reimbursements from tenants under leases during such period or any portion thereof for operating expenses, including, without limitation, insurance premiums, real estate taxes, utilities and the cost of tenant improvements and any other items allocated as "Expenses" below;

                  (iii) parking revenues (if any) received in connection with the operation of the Mortgaged Premises;

                  (iv) any and all other operating revenues received from the Mortgaged Premises; and

                  (v) any other revenues of Borrower, including without limitation, interest income.


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            Advances of the proceeds of the Loan shall not be included in
            Revenues. If Borrower shall receive cash by reason of fire or other casualty insurance proceeds or equity proceeds or a taking by eminent domain, or by reason of or sale of any portion of the Mortgaged Premises, such amounts shall not be included in Revenues.

            The term "Expenses" shall mean, for any applicable year, amounts expended by the Borrower (or, in the case of reserves, set aside in cash in an account maintained with the Lender) during such year in payment of the following items:

                  (i) all operating costs and expenses incurred in the operation of the Mortgaged Premises, including, without limitation, real estate taxes and betterment assessments, utility charges, insurance premiums, management fees, advertising expenses and maintenance expenses for which Borrower is not fully reimbursed by the tenants at the Mortgaged Premises.

                  (ii) for tenancies of spaces at the Mortgaged Premises, the cost and expenses (including brokerage commissions and legal fees) of leasing spaces at the Mortgaged Premises and performing tenant improvement work capitalized in accordance with GAAP; and

                  (iii) a minimum of zero (0%) percent funded reserves
            maintained in an account with the Lender established for the Mortgaged Premises for replacement and other purposes.

            Expenses shall not include Debt Service Charges or amounts paid from funded reserves theretofore established, charges for income taxes, capital gain taxes, corporation excise taxes and similar taxes, and depreciation, amortization and other non-cash expenses. Net Operating Income, Debt Service Charges, Revenues and Expenses shall be determined on an accrual basis (with all receivables more than sixty (60) days past due excluded and all receivables not more than sixty (60) days or less past due included) and in accordance with GAAP.

(b) Loan to Value Ratio. The Borrower acknowledges that the initial underwriting of the loan evidenced hereby assumed that the outstanding principal balance of the Note would not exceed sixty (60%) percent of the value of the Mortgaged Premises, based upon the July 12, 2002 appraisal of the Mortgaged Premises by R.M. Bradley & Co., Inc. In the event that the Debt Service Ratio falls below the requirements set forth in Section 6(a) hereof, then Lender shall have the right to re-test the loan to

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      value ratio periodically thereafter upon written notice to Borrower.

7.    Remedies

      The failure of either Borrower or any Guarantor to timely provide the required financial statements or materials set forth in Item 4 above, to abide by the restrictions set forth in Item 5 above and/or to maintain the covenants set forth in Item 6 above shall, at the election of the Lender, constitute an Event of Default hereunder. No Event of Default shall be declared by the Lender as a result of the non-compliance with Items 4, 5 and 6 above until the Lender has given the Borrower ten (10) days written notice of non-compliance.

8.    Operating Accounts

      During the term of the Loan, Borrower and Guarantor (and their operating subsidiaries) shall maintain all of their operating accounts relating to the Mortgaged Property ("Operating Accounts") with Lender (with Lender's standard commercial rates and services applicable thereto), through which all advances of Loan proceeds may be funded and through which all income and disbursements for the Mortgaged Property shall be deposited and disbursed.

9.    Holdback Funds

      Borrower and Lender agree that $1,100,000.00 of the Loan Amount (the "Holdback Funds") shall not be disbursed at the initial closing of the Loan, and Lender's obligations to disburse the Holdback Funds shall be subject to and conditioned upon satisfaction of the terms and conditions set forth herein.

10.   Disbursement of Holdback Funds

      (i) Subject to the conditions set forth herein, $500,000.00 of the Holdback Funds may be used by Borrower, Guarantor or Borrower's sole member, Wonderland Greyhound Park, Inc., to purchase stock in Guarantor from minority stockholders of Guarantor ("Stock Redemption") and the remaining $600,000.00 of the Holdback Funds may be used by Borrower, Guarantor or Borrower's sole member, Wonderland Greyhound Park, Inc., for working capital to operate the Mortgaged Property ("Operating Expenses").

      (ii) Provided there is then no Event of Default, Borrower may request by written notice to Lender from time to time that Lender disburse all or any portion of the Holdback Funds, which request shall be accompanied by:


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            (a)   with respect to the first such request, evidence
                  satisfactory to Lender that approximately $1,000,000.00 of the initial $5,400,000.00 disbursement of the loan proceeds has been used by Borrower or Guarantor to pay (a) approximately $397,598.64 to the Autotote Settlement of any litigation or judgments, (b) $300,000.00 to accounts payable owed by Borrower or its sole member, Wonderland Greyhound Park, Inc., as of the date of this Agreement and
                  (c) $300,000.00 to Charles F. Sarkis ("Sarkis") in partial repayment of outstanding indebtedness on loans made by Sarkis to Borrower or Guarantor;

            (b) an updated rent roll for the Mortgaged Property, certified by Borrower as accurate and complete in all material respects, certifying the gross rental income from the Mortgaged Property, including the gross rental income from such future lease;

            (c) a certification (accompanied by written documentation acceptable to the Lender) from Borrower that the portion of the Holdback Funds so disbursed shall be used to pay for Stock Redemption or Operating Expenses; and

            (d) a date down endorsement to Lender's title insurance policy covering the Mortgaged Property, which (a) amends the date of the policy to the date of such disbursement, (b) increases the amount insured under Lender's policy by the amount being disbursed, and (c) contains no exceptions (including without limitation delinquent taxes, mechanics liens and parties in possession except as tenants only) in addition to the exceptions set forth in the title insurance policy issued to Lender in connection with the initial closing of the Loan.

      (iii) Provided no Event of Default under any Loan Document has occurred and remains uncured beyond any applicable cure period, Lender agrees to disburse such requested portion of the Holdback Funds within five
            (5) days after receipt of the documents described in this Section.

11.   Letter of Credit Reserve

      If Century Bank requires that Borrower deposit with Century Bank $125,000.00 to be held by Century Bank as

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security for repayment of the Letter of Credit Note, then Lender shall disburse
$125,000 of the initial $5,400,000.00 disbursement of the loan proceeds to Century Bank, to be held by Century Bank in accordance with a separate agreement between Borrower and Century Bank. Upon the expiration or the return or surrender of the original Century Bank Letter of Credit (without any drawing thereunder) Borrower shall cause Century Bank to return to Lender the $125,000.00 and Lender shall thereupon issue the Boston Federal Letter of Credit.

      If at any time Lender is requested by Borrower to directly issue a new Boston Federal Letter of Credit on behalf of Borrower, Lender shall receive from Borrower as a condition precedent thereto the sum of $125,000.00 (the "Escrow Funds") and shall hold the Escrow Funds as a reserve and as additional security for the repayment of the Loan and/or to secure the repayment of any amount which may be drawn against the Boston Federal Letter of Credit. Said Letter of Credit shall issue for the benefit of Century Bank or Lumbermens Mutual, as appropriate.

12.   Letter of Credit Reimbursement.

      (a)   Payments.  Borrower hereby agrees to pay to Lender:

            (i) not later than 2:00 p.m. (Boston time) on the date that any amount is drawn under the Letter of Credit pursuant to any Drawing, the amount of said draw under the Letter of Credit;

            (ii) upon each transfer of funds under the Letter of Credit in accordance with its terms, such amount (and interest on such amount as provided in clause (iv) below) as shall at the time of any transfer then be the charge which the Lender customarily charges for transfers of similar letters of credit;

            (iii) interest on any and all amounts due and unpaid hereunder from the date such amounts become due until paid in full (whether before or after judgment), payable on demand, at the fixed interest rate per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the Interest Rate set forth in the Note;

            (iv) on demand, any and all reasonable charges and expenses which the Lender may pay or incur relative to the Letter of Credit (which shall not include any charge or expense which is specifically dealt with in subparagraph (i) through (iv) hereof); and

            (v) on demand, any and all reasonable expenses incurred by the Lender in enforcing any rights under this

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      Reimbursement Agreement (including reasonable fees and disbursements of legal counsel).

      (b) Annual Fee. Borrower hereby agrees to pay to Lender an annual fee (the "Annual Fee") with respect to the Letter of Credit, computed (on the basis of a year of 360 days and the actual number of days elapsed) from and including the Date of Issuance until the Termination Date, at the rate of one percent (1%) per annum on the credit amount set forth in the Letter of Credit payable in advance on the date hereof and thereafter on each anniversary of the date hereof.

      (c) Immediately Available Funds. All payments by Borrower to Lender hereunder shall be made in lawful currency of the United States and in immediately available funds not later than 1:00 p.m., Boston time, to Lender at its office to which notices are required to be sent in accordance with Section 34 hereunder, and shall be made without any set-off, counterclaim or deduction whatsoever.

      (d) Change in Circumstances. If any change in law, rule or regulation shall (i) impose, modify or deem applicable any reserve, assessment, capital allocation, special deposit or similar requirement against letters of credit issued by the Lender, or (ii) impose on the Lender any other condition regarding this Agreement or the Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Lender of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Lender's reasonable allocation of the aggregate of such cost increases resulting from such events), then, within 10 (ten) days after written request by Lender, and presentation to Borrower of evidence of such change, Borrower shall pay to Lender from time to time as specified by Lender, additional amounts which shall be sufficient to compensate Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the Interest Rate set forth in the Note. Lender shall notify Borrower in writing of any change in law, rule or regulation of which it has knowledge which will entitle it to compensation hereunder. A certificate as to such increased cost incurred by Lender as a result of any event referred to in clause (i) or (ii) of this paragraph submitted by Lender to Borrower shall be conclusive, absent manifest error, as to the amount thereof.

13.   Maximum Interest Rate.

      Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by any applicable law. In the event that any rate of interest required to be paid under this Agreement exceeds the maximum rate permitted by any

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such applicable law, such rate shall automatically be reduced to the maximum rate permitted by such applicable law.

14.   Agreement of the Lender.

      Subject to the satisfaction of the terms and conditions of Sections 11 and 12 of this Agreement, Lender agrees to issue the Letter of Credit. Lender agrees that it will make all payments under the Boston Federal Letter of Credit out of its own funds.

15.   Conditions Precedent to Issuance of the Letter of Credit.

      The obligation of Lender to issue the Letter of Credit is subject to the receipt by Lender on or before the date hereof of the following, each in form and substance reasonably satisfactory to Lender:

      (a) All documents and certificates required by the Commitment Letter and described on the Closing Agenda for the Loan;

      (b)   Payment of the initial Annual Fee;

      (c) Such additional information, documentation, assignments and materials as the Lender may reasonably require.

16.   Representations Correct; No Event of Default.

      On the date hereof:

      (a) The representations and warranties contained herein and in each Loan Document delivered by Borrower and Guarantor to Lender in connection with this Agreement shall be true and correct in all material respects; and

      (b) No Event of Default shall have occurred and be continuing, and will not result from the execution and delivery of this Agreement or issuance of the Letter of Credit.

17.   Creation of Security Interest in Accounts.

      As collateral security for the payment and performance of the obligations of Borrower to Lender under the Note, the Mortgage and the other Loan Documents (the "Liabilities"), Borrower hereby grants to Lender a security interest in and assigns, pledges and transfers to Lender all of Borrower's legal and beneficial right, title and interest in and to the funds from time to time in the Operating Accounts and the Escrow Funds in the Escrow Account.


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18.   Right of Setoff.

      Lender shall have the right, at its option and at any time or from time to time, charge, setoff, recoup or otherwise apply any or all of the Liabilities against the Operating Accounts and the Escrow Account, or any part thereof. Lender agrees to notify Borrower of any such charge, set off or recoupment promptly upon completion thereof. Borrower shall remain liable to Lender for any deficiency. The remedies set forth herein or which are otherwise available under applicable law are not exclusive and may be exercised consecutively or concurrently, at the sole option of Lender. Regardless of the adequacy of any other collateral, Lender shall have the right to setoff the funds from time to time in the Operating Accounts and Escrow Funds in the Escrow Account against any or all of the Liabilities or otherwise recoup the Liabilities by applying the funds from time to time in the Operating Accounts and Escrow Funds in the Escrow Account against any of such Liabilities.

19.   Power of Attorney.

      To the extent permitted by applicable law, Borrower hereby irrevocably appoints Lender as its attorney-in-fact, with full power of substitution and resubstitution, to take any action and to execute any agreement, instrument or document that Lender in its discretion deems reasonably necessary to secure for Lender the pledge of the funds from time to time in the Operating Accounts and the Escrow Funds in the Escrow Account and the rights of setoff provided herein, such appointment to only be effective upon the occurrence and continuation of an Event of Default. The foregoing appointment is irrevocable and coupled with an interest, and will not be affected by the dissolution or bankruptcy of the Borrower nor by the lapse of time.

20.   Waiver of Requirements.

      Lender may at any time make advances prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Lender, and no such advance shall constitute a waiver by Lender of the requirement that all conditions, including those not previously performed, shall be fulfilled prior to all future advances. Lender, although not obligated to do so, may make advances hereunder after maturity of the Note without derogating from its rights hereunder or under the Note or the Mortgage.

21.   Commitment Fee

      Borrower shall pay to Lender a non-refundable commitment fee of Sixty-Five Thousand ($65,000.00) Dollars, one-half of which shall be retained by the Bank and one-half shall be paid to Alouette Capital, Inc. as a mortgage brokerage fee. The

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commitment fee payments shall be deemed earned upon receipt and shall be non-refundable whether or not any further funds are advanced hereunder. Lender acknowledges receipt of $15,000.00 of the Commitment Fee, which will be applied by Lender to costs incurred by Lender, including without limitation appraisal costs, 21E investigation and/or legal costs. The $50,000.00 balance of the Commitment Fee shall be due at the closing of the loan evidenced hereby.

22.   Approvals

      Except as otherwise specifically provided in the Loan Documents, Lender and Lender's counsel shall approve each instrument and document, both as to form and substance, required to be furnished by Borrower, any Guarantor in connection with the Loan. Such approval shall be in the sole discretion of Lender except as otherwise specifically provided in the Loan Documents. Lender may require Borrower or any Guarantor to provide such further instruments, documents and assurances during the term of the Loan evidenced hereby as Lender may deem necessary to protect the interests of Lender, and any such instruments, documents and assurances may contain terms or provisions in addition to, but consistent with, the terms herein set forth.

23.   Representations

      All representations made by Borrower or Guarantor to Lender in connection with the loan evidenced hereby shall be deemed to be material and relied upon by Lender in making the loan evidenced hereby.

24.   Event of Default

      The occurrence of any one or more of the following events shall constitute an "Event of Default":

      (a) default by Borrower under any of the provisions of this Agreement, which default continues for thirty (30) days;

      (b)   an Event of Default under any other Loan Document.

      Borrower agrees that the occurrence of an Event of Default under this Agreement shall be deemed to be an Event of Default under the Note, the Mortgage and the other Loan Documents, and that in addition to the remedies specified in this Agreement, Lender shall have the right to exercise all of its rights and remedies under the Note, the Mortgage and the other Loan Documents upon an Event of Default.


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25.   Default under the Note, the Mortgage or any other Loan Document.

      (a) If an Event of Default occurs under this Agreement, the Note, the Mortgage or any other Loan Document, Lender, in its sole and absolute discretion, may use the funds in the Operating Accounts and the Escrow Funds (or any portion thereof) for any purpose, including but not limited to (i) repayment of any indebtedness secured by the Mortgage; provided, however, that such application of funds shall not cure or be deemed to cure any Event of Default;
(ii) reimbursement of Lender for any losses or expenses (including, without limitation, reasonable attorneys fees and expenses) suffered or incurred by Lender as a result of such Event of Default; or (iii) applying the funds in connection with exercising any and all rights and remedies available to Lender at law or in equity or under this Agreement or pursuant to the Note, the Mortgage or the other Loan Documents.

      (b) Nothing in this Agreement or the Mortgage shall obligate Lender to apply all or any portion of the funds in the Operating Accounts and the Escrow Funds on account of any Event of Default or default hereunder by Borrower or to repayment of the indebtedness evidenced by the Note or in any specific order of priority.

26.   Rights of the Lender.

      Lender shall not be liable for failure to collect or realize upon the Liabilities or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. If an Event of Default has occurred and is continuing, Lender may thereafter, without notice or demand (except to the extent required by law), exercise all rights, privileges or options pertaining to any collateral as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account to Borrower for property actually received by it and except on account of willful misconduct or gross negligence of Lender. In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Liabilities, Lender or its designated agent shall have the authority to exercise all the rights and remedies of a secured party under the Uniform Commercial Code. Lender shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.


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27.   Lender's Rights on Default

      Upon the occurrence of an Event of Default Lender may exercise any and all of Lender's remedies provided in any or all of the Loan Documents.

28.   Claims Against Lender

      Borrower and Guarantor agree that none of them shall commence any action for any claim against Lender under any of the Loan Documents unless notice thereof, specifically setting forth the claim, shall have been given to the Lender within fifteen (15) days after Borrower or Guarantor becomes aware of the occurrence of the event which is alleged to give rise to such claim. Failure to give such notice shall constitute a waiver of such claim.

29.   Captions

      Captions are used for convenience of reference only and are not to be construed as part of the terms of this Agreement.

30.   Severability

      The invalidity of any provision of this Agreement shall in no way affect the validity of any other provision.

31.   Singular and Plural

      Where required by the context the singular shall include the plural and the plural shall mean the singular.

32.   Gender

      The masculine, feminine and neuter forms shall be interpreted interchangeably whenever the context requires.

33.   Successors and Assigns

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, personal representatives, and assigns.

34.   Notices

      All notices given hereunder shall be in writing and shall be deemed received at the earlier of (a) when delivered in hand, (b) seventy-two (72) hours after the same have been deposited in the United States mails, postage prepaid, certified or registered mail, return receipt requested, or (c) twenty-four (24) hours after the same have been deposited with a nationally recognized overnight delivery service which provides tracking and receipt services for such deposited notices, addressed in all cases to Borrower at 190 V.F.W. Parkway, Revere, MA 02151, Attn: Richard P. Dalton, and to Lender to Richard J. Kennedy, Vice President, Boston Federal Savings Bank at their addresses appearing on the first page hereof, or to such other address or addresses as the parties may from time to time specify by notice so given. Copies of all notices to Lender shall be sent simultaneously and in the same manner to Burton Winnick, Esquire, Gadsby Hannah LLP, 225 Franklin Street, Boston, MA 02110, and in the case of notices to Borrower, to Francis J. Feeney, Jr., Esquire, Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, MA 02110.

35.   Governing Law

      This agreement shall be interpreted in accordance with and governed by the law of The Commonwealth of Massachusetts.

36.   Jurisdiction and Waiver of Jury Trial

      Any and all judicial actions relating to this Loan Agreement or any of the other Loan Documents shall be adjudicated solely in the courts of The Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts. Borrower and Guarantor submit to personal jurisdiction in The Commonwealth of Massachusetts and waive any and all rights to object to such jurisdiction. Borrower and Guarantor agree service of process may be made and personal jurisdiction obtained by serving each of them, as the case may be, at their respective address stated on the first page hereof or at such other address of which Borrower, any Guarantor or Owner, as the case may be, may otherwise notify Lender in the manner hereinabove provided. Borrower and Guarantor waive trial by jury to the maximum extent permitted by law.

37.   Changes in Writing

      This Agreement may not be changed, waived, or terminated except in a writing signed by the party against whom enforcement of the change, waiver, or termination is sought.

38.   Costs and Attorney's Fees

      To the extent permitted by law, if Lender retains an attorney to collect any sums due under this Agreement or the other Loan Documents, enforce any of the provisions hereof or of the other Loan Documents, or otherwise protect Lender's interests, and if an Event of Default has occurred hereunder and/or if the Lender has prevailed against the Borrower as determined by a court of competent jurisdiction, then Borrower agrees to pay Lender, on demand, all costs and expenses in connection therewith including all court costs and reasonable attorney's fees whether or not suit is brought or prosecuted to completion (in the case of an Event of Default hereunder),

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
together with interest thereon at the rate applicable under the Note to amounts past due.

39.   Borrower's Other Liabilities.

      Nothing contained in this Agreement shall in any manner whatsoever alter, impair or affect the obligations of Borrower, or relieve Borrower of any of its obligations to make payments and perform all of its other obligations required under the Note, the Mortgage or the other Loan Documents.

40.   Remedies Cumulative.

      None of the rights and remedies herein conferred upon or reserved to Lender under this Agreement is intended to be exclusive of any other rights, and each and every right shall be cumulative and concurrent, and may be enforced separately, successively or together, and may be exercised from time to time as often as may be deemed necessary by Lender.

41.   Indemnification.

     Borrower, and each endorser and Guarantor of the Loan, shall indemnify, defend, and hold Lender, its officers, directors, employees or agents, harmless from and against any claim brought or threatened against Lender solely arising out of the loan transaction evidenced by this Agreement, the Note and other related Loan Documents, and shall pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses in connection with the protection or enforcement of any of Lender's rights against Borrower or any such endorser or guarantor and against any collateral given to Lender to secure the within Note or any other liabilities of the Borrower or such endorser and guarantor to the Lender (whether or not suit is instituted by or against Lender). The within indemnification shall survive payment of the Liabilities (as said term is defined in the Mortgage and Security Agreement of even date) and/or any termination, release, partial release or discharge of the Mortgage and Security Agreement or any of the Loan Documents executed by the Lender in favor of Borrower. Notwithstanding the foregoing, said indemnification shall not apply to any claims or losses resulting from the gross negligence, willful misconduct and actual bad faith of the Lender, its employees or agents.

42.   Determinations by Lender.  Omitted.

43.   No Third Party Beneficiary.

      This Agreement is intended solely for the benefit of Borrower, Guarantor and Lender and their respective successors and assigns, and no third party shall have any rights or interest in the Operating Accounts, the Escrow Account, this Agreement, the Note, the Mortgage or any of the other Loan Documents. Nothing contained in this Agreement shall be deemed or construed to create an obligation on the part of Lender to any third party nor shall any third party have a right to enforce against Lender any right that Borrower may have under this Agreement.

44.   No Agency or Partnership.

      Nothing contained in this Agreement shall constitute Lender as a joint venturer, partner or agent of Borrower, or render Lender liable for any debts, obligations, acts, omissions, representations, or contracts of Borrower.

45.   Entire Agreement; Amendment and Waiver.

      This Agreement contains the complete and entire understanding of the parties with respect to the Operating Accounts and the Escrow Account. No specific waiver of any of the terms of this Agreement shall be considered as a general waiver. If any provision of this Agreement is in conflict with any provision of the Note, the Mortgage or any other Loan Document regarding the Escrow Account, the provisions contained in this Agreement shall control. Any undefined capitalized terms used herein shall have the same meaning as set forth in the mortgage and Security Agreement of even date herewith.

46.   Liability.

      If more than one party executes this Agreement the term Borrower shall mean all of them, and each of them shall be jointly and severally liable hereunder.

47.   Inapplicable Provisions.

      The invalidity of any provisions of this Agreement shall in no way affect the validity of any other provision.

48.   Duplicate Originals; Counterparts.

      This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder

49.   Legal Proceedings.

      Lender shall have the right, but not the duty, to intervene or otherwise participate in any legal or equitable proceeding which, in Lender's sole judgment, affects the Mortgaged Property or any of the rights created or secured by any of the Loan Documents. Lender shall have such right whether or not there is a continuing Event of Default hereunder.

50.   Tax Good Standing Certificates.

      Borrower represents and warrants to Lender that Borrower and the two lessees which are affiliates of Borrower (the "Affiliated Lessees") have filed with The Commonwealth of Massachusetts and State of Delaware, respectively, all required annual reports and tax returns, and have paid all taxes due as set forth on such tax returns. Borrower and the Affiliated Lessees will exercise reasonable efforts, including without limitation filing additional documents and paying fees required by law, to obtain Tax Good Standing Certificates and, in the case of Wonderland Greyhound Park, Inc., a Corporate Excise Tax Lien Waiver under M.G.L. c. 62C, s. 51, and shall deliver such documents to Lender promptly upon issuance by The Commonwealth of Massachusetts and State of Delaware, respectively. Failure by Borrower and or the Affiliated Lessees to deliver all certificates described in this paragraph on or before the date which is six (6) months from the date hereof shall give Lender the continuing right, but without obligation, to declare the occurrence of an Event of Default hereunder.

      Executed under seal as of the date first above written.

WITNESS:                               BORROWER:

                                       WONDERLAND GREYHOUND PARK REALTY, LLC

                                       By:  Wonderland Greyhound Park, Inc.



                                             By:/s/ Richard P. Dalton
                                                ---------------------
                                                  Richard P. Dalton
                                                  President



                                       GUARANTOR:

                                       THE WESTWOOD GROUP, INC.


                                       By:/s/ Richard P. Dalton
                                          --------------------------
                                           Richard P. Dalton
                                           President
                                           Hereunto duly authorized

                                       LENDER:

                                       BOSTON FEDERAL SAVINGS BANK



                                       By: /s/ Richard J. Kennedy
                                          -----------------------
                                           Richard J. Kennedy
                                           Vice President


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